Exhibit 10.19

THE TJX COMPANIES, INC.

FORM OF NON-QUALIFIED STOCK OPTION TERMS AND CONDITIONS [FOR            ]

GRANTED UNDER THE COMPANY’S STOCK INCENTIVE PLAN

Series [      ]

These terms and conditions (“Terms and Conditions”) apply to your non-qualified stock option to purchase shares of Common Stock, $1.00 par value, of The TJX Companies, Inc. (the “Company”) granted to you under the Company’s Stock Incentive Plan ([as supplemented by the Company’s Stock Incentive Plan Rules for UK Employees,] the “Plan”). Capitalized terms that are used and that are not defined herein will have the meanings given to them in the Plan. Your option is subject to the terms and conditions of the Plan, the provisions of which, as from time to time amended, are incorporated into these Terms and Conditions, and by accepting your grant of options, you agree to these Terms and Conditions.

[Please note that the local laws governing your option may change from time to time. You are advised to seek your own professional legal, tax, and financial advice in relation to your acceptance of such grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendation regarding your acceptance of this grant.]

The stock option award letter outlines the number of option shares granted and option price.

1.	Date of Grant:

2.	Expiration Date:

3.	Exercise of Option:

This option may be exercised to the extent it has become exercisable at any time prior to the Expiration Date.

4.	Termination of Employment: In the event of the termination of employment of the optionee or in the event of the designation of the optionee as an inactive employee by reason of Disability, this option may thereafter be exercised during the following applicable period (or until the Expiration Date, if earlier) but only to the extent it was exercisable at the earlier of such termination or designation (except as otherwise indicated below):

Reason for Termination or Designation	Subsequent Period for Exercise

5.	Partial Acceleration of Exercisability Upon Death and Disability: Subject to Paragraph 4 above, in the event of the termination of employment due to the death or Disability of the optionee, or in the event of the designation of the optionee as an inactive employee by reason of Disability, this option shall be exercisable as to the number of shares for which it could have been exercised immediately prior to such termination or designation or, if greater, (i) the total number of shares subject to this option multiplied by a fraction the numerator of which shall be the number of days between the grant of this option and such termination or designation and the denominator of which shall be the number of days between the grant of this option and the date upon which this option, by its terms, would have become fully exercisable, minus (ii) the number of shares, if any, previously purchased under this option, provided, however, that no shares may be purchased under this option in the event that such termination or designation occurs within three months after the grant of this option.

6.	Change of Control: This option unless previously terminated or expired shall automatically become fully exercisable upon the occurrence of a Change of Control.

7.	[Automatic Exercise in Certain Circumstances: To the extent any portion of this option is otherwise exercisable but remains unexercised at the close of business on the Expiration Date (or on the date of the earlier expiration of the period for exercising such portion of the option following a termination of employment or a designation as an inactive employee by reason of Disability), and if on such date the Fair Market Value of the shares subject to such exercisable but unexercised portion of this option exceeds the aggregate consideration that would have been required to be paid to purchase such shares had such portion of this option been exercised, the optionee will automatically be paid, in cancellation of such portion of the option, an amount of Company Stock having a Fair Market Value equal to such excess, if any.]

8.	Limited Transferability: This option may not be transferred by the optionee other than by will or by the laws of descent and distribution, and is exercisable during the optionee’s lifetime only by the optionee.

9.	Withholding: No shares will be delivered pursuant to the exercise [or automatic exercise] of this option unless and until the person exercising the option has paid to the Company any taxes required to be withheld by the Company as a consequence of such exercise [or automatic exercise], or otherwise provided to the Company’s satisfaction for the payment of such taxes.

10.	[Data Privacy: In order to perform its obligations under the Plan or for the implementation and administration of such Plan, the Company may collect, transfer, use, process, or hold certain personal or sensitive data about the optionee. Such data includes, but is not limited, to the optionee’s name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries’ contact information. By accepting this grant, the optionee explicitly consents to the collection, transfer (including to third parties in the optionee’s home country or the United States or other countries, such as but not limited to human resources personnel, the Company’s legal and/or tax advisors, and brokerage administrators), use, processing, holding, electronically or otherwise, of his/her personal or sensitive data in connection with this or any other equity award. At all times the Company shall maintain the confidentiality of the optionee’s personal or sensitive data, except to the extent the Company is required to provide such information to governmental agencies or other parties; any such actions will be undertaken by the Company only in accordance with applicable law.]

11.	Mode of Communications: The optionee agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or Subsidiary may deliver in connection with this grant and any other grants offered by the Company to the optionee, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or the online brokerage account system.

[To the extent the optionee has been provided with a copy of these Terms and Conditions, the Plan, or any other documents relating to this grant in a language other than English, the English language document will prevail in case of any ambiguities or divergences resulting from the translation of such documents.]

12.	[Value of Options: The optionee understands and agrees that the Company and any Subsidiary are neither responsible for any foreign exchange fluctuation between the optionee’s local currency and the United States Dollar that may affect the value of this option nor liable for any decrease in the value of Stock or this option.]

13.	Employment Relationship [and Acquired Rights]: The optionee agrees that this option and these Terms and Conditions do not confer upon the optionee any right to continued employment with the Company or a Subsidiary, nor does it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of the optionee at any time.

Nothing contained in these Terms and Conditions is intended to constitute or create a contract of employment, nor shall these Terms and Conditions constitute or create the right to remain associated with or in the employ of the Company or a Subsidiary for any particular period of time. Furthermore, these Terms and Conditions, the Plan, and any other Plan documents are not part of the optionee’s employment contract, if any, and do not guarantee either the optionee’s right to receive any future grants under the Plan or the inclusion of the value of any grants in the calculation of severance payments, if any, upon termination of employment.

14.	Compliance with Law: [Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Stock pursuant to any option, at any time, if the offering of the Stock covered by such option, or the exercise of an option by the optionee, violates or is not in compliance with any laws, rules or regulations of the United States or any state or country.]

The optionee understands that the laws of the country in which he/she is working at the time of grant, vesting, and/or exercise of this option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this option or may subject the optionee to additional procedural or regulatory requirements he/she is solely responsible for and will have to independently fulfill in relation to the exercise of this option.

[Without limiting the foregoing, the optionee acknowledges and agrees that, unless otherwise provided by the Committee, this option and all options previously granted to optionee pursuant the Plan shall be subject to the terms of the Company’s Stock Incentive Plan Rules for UK Employees, as amended from time to time.]

15.	Governing Law and Forum: Except as otherwise expressly provided in the Plan (i) the Plan is administered in the United States and these Terms and Conditions shall be governed by and interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its or any other jurisdiction’s conflicts of laws provisions and (ii) for purposes of resolving any dispute that may arise directly or indirectly from these Terms and Conditions, the parties hereby submit and consent to the exclusive jurisdiction of the United States and agree that any litigation shall be conducted only in the United States District Court for the District of Massachusetts or a court of the Commonwealth of Massachusetts.

16.	Other Terms: The provisions of these Terms and Conditions are severable, and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.	[Country - Specific Terms and Conditions: The following country-specific notices, disclaimers, and/or terms and conditions apply to residents of the countries listed below and may be material to your participation in the Plan.]